EXHIBIT 99.1
News Release
Contacts:	Media - Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel and USW Reach Early Labor Agreement for Ashland Coke Plant

WEST CHESTER, OH, August 28, 2008 — AK Steel (NYSE: AKS) said today that members of United Steelworkers (USW) Local 8-523 have overwhelmingly ratified a new three-year labor agreement covering about 240 hourly production and maintenance employees at the company’s Ashland, Kentucky coke plant.  The new agreement takes effect immediately and runs through October 31, 2011.  It replaces an agreement that would have expired on October 31, 2008.
“We are pleased that members of USW Local 8-523 have ratified a new agreement well ahead of the scheduled expiration of the former agreement,” said James L. Wainscott, chairman, president and CEO of AK Steel.  “This new contract continues to address AK Steel’s need for  competitive and flexible labor agreements.”
AK Steel said that the new contract provides Ashland coke plant employees with competitive wages and benefits, including wage increases and a signing bonus.
About AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, appliance, construction and electrical power generation and distribution markets.  The company employs about 6,500 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio.  Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
AK Tube LLC, a wholly owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana.  AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets.  Additional information about AK Tube LLC is available on its web site at www.aktube.com.
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